Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, Numbers 33-39459, 33-61266, 333-00665, 333-48065, 333-39344 and 333-39346 of PPT VISION, Inc. of our report dated December 6, 2002, except as to Note 3 which is as of January 9, 2003, relating to the financial statements which appears in this Form 10-KSB.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

January 31, 2003